Exhibit V

ALLIANCE SANTE PARTICIPATIONS LTD.

PROMISSORY NOTE

USD 9,163,160.58	Dated as of April 27, 2025

FOR VALUE RECEIVED, Alliance Sante Participations Ltd., an exempted company incorporated in the Cayman Islands with limited liability (Registration No. 411380), having its registered address at 3rd Floor, Citrus Grove, 106 Goring Avenue, PO Box 10085, George Town, Grand Cayman, KY1-1001, Cayman Islands (the “Payor, which term includes any successor of the Payor), hereby unconditionally promises to pay to the order of Stefano Pessina, a Monégasque citizen, having his professional address at 24, boulevard du Ténao 98000 Monaco (the “Holder”, which term includes any heir or assignee of the Holder), the principal amount of nine million one hundred sixty-three thousand one hundred sixty US dollars and 58/100 US dollars (USD 9,163,160.58) (as such amount may be increased or decreased from time to time pursuant to the terms hereof, the “Principal Amount”) payable at times and in the manner set forth below in this Promissory Note (this “Note”).

1.        Payments.

(a)       All payments under this Note by or on behalf of the Payor shall be made in US dollars (unless another currency is agreed between the Payor and the Holder) on the due date to the Holder at such bank and bank account or otherwise as may be notified by the Holder to the Payor from time to time.

(b)       Any payment which falls due on a day which is not a Business Day shall instead be made on the next Business Day, and interest shall be calculated to include such extension.

2.         Interest.

(a)       Until such time as all amounts owed under this Note are fully repaid by the Payor in accordance with its terms, interest shall accrue on the Principal Amount at the rate and in the manner set out in this Section 2.

(b)       Interest on the Principal Amount shall accrue at the Applicable Rate during each Interest Period from day to day on the basis of a year of 365/366 calendar days, as the case may be, and the actual number of days elapsed. Interest shall begin to accrue on (and including) the date hereof. On any portion of the Principal Amount that is repaid or pre-paid, interest shall not accrue on the actual date on which such payment is made.

(c)       Interest on the Principal Amount shall be payable in respect of each Interest Period on the Interest Payment Date.

(d)       Interest payable on the Principal Amount shall be paid on each Interest Payment Date by such interest being capitalized and added to the Principal Amount (and subsequently treated for all purposes under this Note as part of the Principal Amount), other than in respect of any Accrued Interest payable on a Repayment Date which shall be paid in cash.

(e)       By written notice to the Holder, the Payor may request and shall be entitled to receive from the Holder, a statement setting forth in reasonable detail: (i) the manner in which the Applicable Rate for any Interest Period has been calculated; and (ii) the computation of any interest accrued pursuant to Section 2.2(b).

3.         Repayment and Prepayment.

(a)       On April 27, 2030, being the fifth (5th) anniversary of the date of this Note (the “Maturity Date”), the Payor shall repay or cause to be repaid the aggregate Principal Amount then outstanding at such date, together with all Accrued Interest thereon.

(b)       Upon not less than one (1) Business Day’s prior notice given to the Holder (or such shorter notice as the Holder may agree), the Payor, at its option, may prepay all or any portion of the outstanding Principal Amount of this Note at any time without premium or penalty, by paying such amount to the Holder.

(c)       All payments by the Payor to the Issuer shall be applied, first, to pay any Accrued Interest and, second, to repay the Principal Amount (including interest capitalized and compounded thereon).

(d)       All payments by the Payor to the Issuer pursuant to this Section 3, and the amount of interest paid (including by capitalization and compounding with the Principal Amount) pursuant to Section 2 shall be recorded on the Repayment Date or the Interest Payment Date, as applicable, on the tables set forth on Schedule A to this Note, a copy of which shall be provided to Payor promptly after such endorsement. The entries made by the Holder shall be prima facie evidence of the existence and the amount of the obligations of the Payor under this Note in the absence of manifest error.

4.         Events of Default.

Any of the following shall constitute an event of default (an “Event of Default”):

(a)       Involuntary Bankruptcy, etc. An involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of the Payor or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, reorganization, rehabilitation or other similar Law now or hereafter in effect (any such Law, a “Bankruptcy Law”) or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Payor or for a substantial part of its assets; or

(b)       Voluntary Bankruptcy, etc.  The Payor (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Bankruptcy Law, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this Section 4, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Payor or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of its creditors or (vi) takes any action for the purpose of effecting any of the foregoing; or

(c)       Insolvency. The Payor is unable or admits inability to pay its debts as they fall due or is deemed to be or declared to be unable to pay its debts under Applicable Law, suspends or threatens to suspend making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with a creditor.

5.        Acceleration.

Upon the occurrence of any Event of Default, the aggregate Principal Amount of this Note then outstanding and all Accrued Interest shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Payor.

6.         Notices.

Any notice or other communication given under this Note shall be in writing and signed by or on behalf of the party giving it and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by email with a response confirming receipt, as follows (or to such other address as the Payor or the Holder shall hereafter designate in accordance with the terms hereof):

(i) if to the Payor:

Alliance Sante Participations Ltd.

c/o The Family Office

24, boulevard du Ténao

98000 Monaco

Attention: Ben Burman

(ii) if to the Holder:

Stefano Pessina

c/o The Family Office

24, boulevard du Ténao

98000 Monaco

7.         General.

(a)       The Payor, for itself and its legal representatives, successors and assigns, and any others who may at any time become liable for payment hereunder, hereby (i) consents to any and all extensions of time, renewals, waivers, or modifications if any, that may be granted or consented to by the Holder with regard to the time of payment hereunder or any other provisions hereof, and (ii) waives presentment, demand, protest, notice of dishonor, notice of non-payment, diligence in collection, and any right of setoff. No failure or delay by the Holder in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Holder hereunder are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b)       No amendment of any provision of this Note shall be effective unless the same shall be in writing and signed by the Payor and the Holder. Except as otherwise expressly set forth herein, any failure of the Payor to comply with any provision hereof may only be waived in writing by the Holder. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(c)       The Payor shall not assign or delegate any of its rights or obligations hereunder or any interest herein without the prior written consent of the Holder.  The Holder may freely assign, sub-participate or delegate, or grant security over, any of its rights or obligations hereunder or any interest herein.

(d)       To the extent that any payment by or on behalf of the Payor is made to the Holder, or the Holder exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

(e)       If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)       This Note may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Note constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Note by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note. The words “execution,” “signed,” “signature,” and words of like import in this Note shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law.

8.         Governing Law; Service

(a)       This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this and the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflict of law provisions thereof.

(b)       Each Party hereto irrevocably consents to service of process in the manner provided for notices in Section 6. Nothing in this Note will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law.

9.        Definitions; Interpretation.

(a)       As used in this Note:

“Accrued Interest” means all accrued but unpaid interest on the Principal Amount under this Note, irrespective of whether such interest has become due and payable, calculated up to but excluding the applicable Repayment Date.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means with respect to any day in any Interest Period the interest rate actually payable by Alliance Finance Ltd., an affiliate of the Payor, with respect to any outstanding amount advanced to Alliance Finance Ltd. by UBS Switzerland AG as a dollar-denominated Lombard Fixed-Term Advance pursuant to its collateral loan facility, provided that in the event that Alliance Finance Ltd. has no such advance outstanding on any day during the current Interest Period, the Applicable Rate (until the earlier of the next Interest Payment Date or the date on which Alliance Finance Ltd. has such a dollar-denominated Lombard Fixed-Term Advance outstanding) shall be the interest rate payable by Alliance Finance Ltd. with respect to the most recent day during the current Interest Period on which Alliance Finance Ltd. had such an advance outstanding and, in the event that no such advance has been outstanding on any day since the last Interest Payment Date, the Applicable Rate (until the earlier of the next Interest Payment Date or the date on which Alliance Finance Ltd. again has such a dollar-denominated Lombard Fixed-Term Advance outstanding) shall be the interest rate at which Alliance Finance Ltd. could have borrowed an amount equal to the Principal Amount for a term of one year pursuant to a dollar-denominated Lombard Fixed-Term Advance under its collateral loan facility, as of the later of (x) the date hereof and (y) the last Interest Payment Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by Applicable Law to close in Monaco, the Cayman Islands or the Grand Duchy of Luxembourg.

“Interest Payment Date” means, in respect of this Note: (a) each anniversary of the date of this Note; and (b) if it is not otherwise an Interest Payment Date, any Repayment Date; provided that, if an Interest Payment Date would otherwise fall on a day that is not a Business Day, that Interest Payment Date will instead fall on, the next Business Date.

“Interest Period” means, in respect of this Note, the period from (but excluding) an Interest Payment Date (or in the case of the first such period, from and including the date of this Note) to (and including) the next (or first) Interest Payment Date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Repayment Date” means, in respect of this Note, the date on which the Payor repays or prepays, in whole or in part, the Principal Amount, including the mandatory repayment on the Maturity Date.

“US dollar” and “USD” means the lawful currency of the United States of America.

(b)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (iv) all references herein to Sections shall be construed to refer to Sections of this Note, (v) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)       Section headings used herein are for convenience of reference only, are not part of this Note and shall not affect the construction of, or be taken into consideration in interpreting, this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Payor has executed and delivered this Note as of the date first above written.

Alliance Sante Participations Ltd.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ben Burman
	Name:	Ben Burman
	Title:	Director

Acknowledged and accepted by,

as of the date first set forth above:

Stefano Pessina

/s/ Stefano Pessina
Stefano Pessina

SChedule A

BALANCE OF PRINCIPAL AMOUNT

Date	Principal Amount Paid	Interest Compounded with Principal, if any	Unpaid Principal Balance (including Compounded Interest)

RECORD OF INTEREST PAYMENTS

Date	Principal Amount then Outstanding	Applicable Interest Rate	Interest Paid